Exhibit 10.1

EA Bonus Plan

Addendum

FY13 Bonus Formula

Subject to all other terms and conditions of the EA Bonus Plan (“Plan”)*, those Plan Participants who have been specifically identified by Electronic Arts Inc. (the “Company”) as eligible to receive a discretionary bonus pursuant to the terms of this Addendum shall have such bonus determined as follows:

1.	Additional Eligibility Criteria, If Any:

n/a (see Plan eligibility criteria)

2.	Fiscal Year 2013 Bonus Pool

Funding for a Company-wide bonus pool (“Bonus Pool”) for Fiscal Year 2013 will be approved, on a discretionary basis, by the Executive Compensation and Leadership Committee of the Company’s Board of Directors (the “Committee”).

3.	Bonus Awards for Eligible Participants Other than the Chief Executive Officer (“CEO”)

Bonus Component(s)	Weight	Performance Measure(s)	Measurement Period(s)
Company Performance	20%	EA’s external guidance targets for Non-GAAP Earnings Per Share and Non-GAAP Net Revenue	Fiscal Year 2013
Business Unit Performance	80%	The achievement of measurable business objectives, including, but not limited to, business unit financial and operational performance metrics, profit and revenue targets	Fiscal Year 2013

The Company Performance component is funded based on the Company’s performance against Non-GAAP Earnings Per Share and Non-GAAP Revenue targets for the Measurement Period.

The Business Unit Performance component is funded at the discretion of the Committee.

a.	Allocation of Bonus Pool Funding To Business Units:

Following the completion of the Measurement Period, Company management will allocate, at its discretion, a percentage of the Bonus Pool funding to each business unit. Such allocation will be based upon the achievement of measurable business unit objectives or such other factors as Company management deems relevant to the business unit’s performance.

Subject to local laws, rules and regulations, Company management may also allocate, at its discretion, a percentage of any approved Bonus Pool funding to business units for the payment of bonus awards to selected Participants at any time prior to the end of the Measurement Period (“Mid-Year Bonus Awards”).

b.	Individual Bonus Award Payouts:

Annual Bonus Award payouts: in most circumstances, Annual Bonus Award payouts will be determined based upon an assessment of:

(1)	the Participant’s target bonus amount;

(2)	the percentage of the Bonus Pool allocated to a Participant’s business unit; and

(3)	the Participant’s Individual Achievement Factor, as determined by the Participant’s manager.

The Individual Achievement Factor is a multiplier (generally ranging from zero to 200%) which takes into account the Participant’s contributions to the Company for the fiscal year relative to individual performance expectations.

Mid-Year Bonus Award payouts: Subject to local laws, rules and regulations, some Participants may receive a Mid-Year Bonus Award payout. Mid-Year Bonus Awards may be either: (1) in addition to; or (2) in place of, all or part of a Participant’s Annual Bonus Award. The actual earning and payout of a Mid-Year Bonus Award is discretionary and may be based on factors such as the achievement of short-term performance goals, outstanding individual accomplishments or such other terms and conditions as may be determined at the discretion of Management and/or the Committee.

Where applicable, the Committee will approve individual Participant bonus award payouts.

4.	Bonus Awards for the CEO:

Bonus Component(s)	Weight	Performance Measure(s)	Measurement Period(s)
Financial Performance	75%	Non-GAAP Earnings Per Share, Non-GAAP Net Revenue, Non-GAAP Digital Revenue, and PopCap profit and revenue targets	Fiscal Year 2013
Individual Performance	25%	The achievement of measurable business objectives, including, but not limited to, strategic and operational performance metrics	Fiscal Year 2013

The Financial Performance component is funded based on the Company’s performance against Non-GAAP Earnings Per Share, Non-GAAP Revenue, Non-GAAP Digital Revenue and PopCap profit and revenue targets for the Measurement Period.

The Individual Performance component is funded at the discretion of the Company’s Board of Directors.

Annual Bonus Award payout: An Annual Bonus Award payout for the CEO will be determined based upon an overall assessment of the following:

(1)	the CEO’s target bonus amount;

(2)	the funding of the Financial Performance and Individual Performance components;

(3)	the Company’s relative total stockholder return (“TSR”) for Fiscal Year 2013 as compared to those companies in the NASDAQ-100 Index on April 1, 2012 (the “NASDAQ-100”).

The Company’s relative TSR will determine an overall bonus multiplier to be applied to the CEO’s bonus, ranging from 50% to 150%, with the multiplier percentage to be determined as follows:

•

TSR for Fiscal Year 2013 for each company in the NASDAQ-100 will be calculated as the percentage change in the average closing stock price of the company for the last 90 days of Fiscal Year 2013 as compared to the average closing stock price of the company for the first 90 days of Fiscal Year 2013.

•

To determine the Company’s relative TSR percentile ranking, the TSR for Fiscal 2013 of each company in the NASDAQ-100 will be ranked from the highest (100th percentile) to lowest (1st percentile) according to each company’s respective TSR as determined above.

•	The TSR multiplier will be determined based on the relative TSR percentile ranking of the Company within the rankings of the companies in the NASDAQ-100, as follows:

	Company’s TSR Percentile Ranking	TSR Multiplier for CEO Bonus
MAXIMUM	77th percentile or greater	150%
	61st to 76th percentile	100% plus 3% for each percentile over 60th
TARGET	60th percentile	100%
	36th to 59th percentile	100% minus 2% for each percentile under 60th
MINIMUM	35th percentile or less	50%

The Company’s Board of Directors will approve the Annual Bonus Award payout for the CEO after assessing the factors set forth above, and has discretion to increase or decrease the final bonus payout based on any such other factors it deems applicable, provided that the final bonus payout shall not exceed 200% of the CEO’s Fiscal Year 2013 target bonus amount.

5.	Payment Schedule:

1.	Annual Bonus Awards will be paid as soon as administratively practicable following the completion of the Measurement Period and the Committee’s approval of the Bonus Pool.

2.	Mid-Year Bonus Awards: Mid-year Bonus Awards will be paid in accordance with the specific terms and conditions applicable to such awards.

* Including, but not limited to: (1) the Plan Participant must be actually employed by EA or one of its subsidiaries or affiliates on the date that each payment is made pursuant to the Plan in order to earn the right to receive each such payment, (2) except where otherwise required by local law, at any time until the date that bonuses are paid under the Plan, the individual must not have (i) violated any provision of EA’s Code of Conduct, any other written EA policy and any law, rule or regulation applicable to EA and EA employees, or (ii) entered into an employment termination or separation agreement (not including agreements entered into in connection with the commencement or continuation of employment), and (3) eligibility to receive a bonus calculated pursuant to this Addendum does not guarantee the payment of any bonus for a specific Performance Period, nor does it guarantee employment for any specific period of time. Capitalized terms in this Addendum shall have the meanings set forth in the Plan, except where such terms are separately defined in this Addendum.